Exhibit 99-1

For Immediate Release

Goldfield Holds Annual Meeting of Stockholders - Stock Repurchase Plan Extended

MELBOURNE, Florida, May 30, 2006 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern United States, held its annual meeting of stockholders in Melbourne last Thursday, May 25, 2006. Stockholders re-elected all seven directors to the company’s Board of Directors and ratified the appointment of KPMG LLP as Goldfield’s independent registered public accounting firm for the current fiscal year.  In his remarks at the meeting, John H. Sottile, the company’s Chairman of the Board, President and Chief Executive Officer, commented on Goldfield’s favorable operating results for 2005 and the first quarter of 2006, noting that demand for Goldfield’s electrical services is the strongest since the company entered the electrical construction business, and that Goldfield’s growth was driven by strong results from both the electrical construction and real estate businesses.

The company also announced that its Board of Directors approved an extension of Goldfield’s stock repurchase plan until September 30, 2007.  As of March 31, 2006, the company has repurchased 2,224,222 shares pursuant to the plan, at an average cost of $0.52 per share, and is authorized to purchase an additional 1,275,778 pursuant to the plan. Goldfield, as of April 13, 2006, had 25,572,192 shares outstanding.  Mr. Sottile stated that the Board approved the extension of the repurchase program in light of the company’s strong capital position.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company’s filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com